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                                                                     EXHIBIT 5.1




                                  June 29, 1998



Packaged Ice, Inc.
Subsidiary Guarantors (as defined below)
8572 Katy Freeway, Suite 101
Houston, Texas  77024


Dear Sirs:

We have acted as counsel for Packaged Ice, Inc., a Texas corporation (the "Company"), and the Subsidiary Guarantors (defined below) in connection with the proposed offer by the Company to exchange (the "Exchange Offer") (i) all outstanding 9 3/4% Senior Notes Due 2005, Series A ($270 million principal amount outstanding) (the "Old Notes") for 9 3/4% Senior Notes Due 2005, Series B ($270 million principal amount) (the "Exchange Notes") and (ii) all outstanding 13% Exchangeable Preferred Stock, Series A, par value $0.01 per share ($40 million worth of shares outstanding) (the "Old Shares") for 13% Exchangeable Preferred Stock, Series B, par value $0.01 per share ($40 million worth of shares) (the "Exchange Shares"). The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of January 28, 1998, as amended and restated as of April 30, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors (defined below), and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). Mission Party Ice, Inc., Packaged Ice Leasing, Inc., Southco Ice, Inc., Southwest Texas Packaged Ice, Inc., Southwestern Ice, Inc., Golden Eagle Ice-Texas, Inc., Packaged Ice Southeast, Inc., Southern Bottled Water Company, Inc. and Reddy Ice Corporation are collectively referred to as the "Subsidiary Guarantors," and the guarantees by the Subsidiary Guarantors with respect to the Exchange Notes are collectively referred to as the "Subsidiary Guarantees." In connection with such matters we have examined the Indenture, the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes and the Subsidiary Guarantees thereof, and Exchange Shares (collectively referred to as the "Securities") under the Securities Act of 1933 (the Registration Statement, as amended at the time it becomes effective, being referred to as the "Registration Statement") and such corporate records of the Company and the Subsidiary Guarantors, certificates of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion. Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we deem

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relevant, we are of the opinion that the Securities proposed to be issued pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, and to compliance with any applicable state securities laws, when issued, delivered and sold in accordance with the Exchange Offer and the Indenture, will be valid and legally binding obligations of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with their respective terms. The opinions expressed herein are subject to the following: the enforceability of the Securities may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law). The opinions expressed herein are limited exclusively to the laws of the State of New York, the Texas Business Corporation Act, the Delaware General Corporation Laws and the Nevada Corporation Laws. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Akin, Gump, Strauss, Hauer & Feld, L.L.P. under "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.


                                 Very truly yours,



                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.